EXHIBIT 99.1

Simulations Plus

Integrating Science and Software

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renée Bouché	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

July 3, 2014

Simulations Plus Reports Third Quarter FY2014 Financial Results

Revenues up 20.9%, Net Income up 31.6%

LANCASTER, CA, July 3, 2014 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of simulation and modeling software for pharmaceutical discovery and development, today reported financial results for its third quarter of fiscal year 2014 ended May 31, 2014 (3QFY14) and first nine months of fiscal year 2014 (9moFY14) compared to the third quarter (3QFY13) and first nine months of fiscal year 2013 (9moFY13).

3QFY14 highlights compared with 3QFY13:

•	Net sales increased 20.9% to $3.741 million, an increase of $646,000 from $3.095 million
o	A large renewal order and one study contract slipped from Q2 into Q3 ($300,000)
o	Excluding this shift, the Company set a new record for revenues (11.2% increase)
•	Gross profit was up 32.9% to $3.513 million, an increase of $870,000 from $2.643 million
•	SG&A was $1.204 million, an increase of 33.3% or $301,000 from $0.904 million
o	Increased commissions on higher Asian sales, as well as increased marketing labor and travel, consulting and professional fees, and increases in salaries and wages, drove the increased SG&A
•	R&D expenditures were $552,000, an increase of $94,000 or 20.5% over $458,000
o	In 3QFY14, $317,000 was capitalized and $235,000 was expensed
o	In 3QFY13, $252,000 was capitalized and $206,000 was expensed
o	Increases were due to expanded staff, and increases in salaries and stock-based compensation for existing employees
•	Income before taxes increased 35.2% to $2.089 million, an increase of $544,000 from $1.546 million
•	Net income increased 31.6% to $1.307 million , an increase of $314,000 from $993,000
•	Diluted earnings per share increased 30.7% to $0.079 from $0.061

9moFY14 highlights compared with 9moFY13:

•	Net sales were $9.463 million, an increase of $960,000 or 11.3% from $8.503 million
•	Gross profit was $8.295 million, an increase of $1.129 million or 15.8% from $7.165 million
•	SG&A was $3.379 million, an increase of $689,000 or 25.6% from $2.690 million
o	Increased commissions on higher Asian sales, as well as increased marketing labor and travel, consulting and professional fees, and increases in salaries and wages, drove the increased SG&A
•	R&D expenditures were $1.803 million , an increase of $335,000, or 22.8% over $1.468 million
o	In 3QFY14, $1,052,000 was capitalized and $751,000 was expensed
o	In 3QFY13, $834,000 was capitalized and $634,000 was expensed
o	Increases were due to expanded staff, and increases in salaries and stock-based compensation for existing employees
•	Income before taxes increased 5.3% to $4.225 million, an increase of $212,000 from $4.014 million
•	Net income increased 6.1% to $2.803 million , an increase of $161,000 from $2.642 million
•	Diluted earnings per share was $0.171, an increase of 5.7% from $0.162

1

Mr. John Kneisel, chief financial officer of Simulations Plus, said: “Simulations Plus delivered record revenue growth of 20.9%, of which 8.7% was attributable to customer budget realignments. In fact, the quarter would have been a record even excluding the $300,000 in orders which shifted from the second quarter into this quarter. As expected with this growth, we experienced an increase in commission expense. Our marketing expenses have increased as we continue our aggressive sales strategy of attending more trade shows and conferences, both domestically and internationally. During this last quarter, we negotiated an agreement with TSRL, which led to increased professional fees. We anticipate this agreement will have a significant positive impact on future earnings, as we will no longer be paying royalties on GastroPlus™, but will have a fixed amortization expense of $150,000 per quarter. R&D expenses increased due to increased scientific staff. After distributing just over $800,000 in dividends during 3QFY14, and disbursing $2.5 million to TSRL, cash on May 31 was a healthy $7.8 million.”

Walt Woltosz, chairman and chief executive officer of Simulations Plus, added: “Simulations Plus continues to grow both software license sales and our consulting services business. Renewals continue to be strong, coming in at 91% for the quarter, and 20 new customers joined the Simulations Plus family of users. Also, as we announced yesterday, the Environmental Protection Agency acquired several new software licenses during this fourth quarter. Our strategy for expansion into the Asian market is proving effective, as 18% of revenue came from that territory. We continue to enhance our software products to maintain our best-in-class standing across the products line. We added to our talent in this quarter, hiring new scientists and engineers to grow organically and we continue to seek accretive acquisition possibilities. Our dividend provides a nice return to our shareholders, and although the Board of Directors reserves the right to modify or discontinue the dividend at any time to meet the needs of the business, we do not anticipate any changes at this time.”

Investor Conference Call

The Company will hold an investor conference call on Tuesday, July 8, at 1:15 PM PT/4:15 PM ET. The call will be webcast live and may be joined by registering at the following website: https://www2.gotomeeting.com/register/915571978. Upon registering, you will receive a confirmation e-mail with a unique link and instructions for joining the call. Please dial in five to ten minutes prior to the scheduled start time. For listen-only mode, you may dial (646) 307-1724, and enter access code 649-164-171.

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation and modeling software, which is licensed to and used in the conduct of drug research by major pharmaceutical, biotechnology, agrochemical, and food industry companies worldwide. Simulations Plus, Inc., is headquartered in Southern California and trades on the NASDAQ Capital Market under the symbol “SLP.” For more information, visit our Web site at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the Company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the Securities and Exchange Commission.

--Tables follow --

2

SIMULATIONS PLUS, INC.

CONDENSED STATEMENTS OF OPERATIONS

For the three and nine months ended May 31,

(Unaudited)

	Three months ended		Nine months ended
	2014	2013	2014	2013

Net sales	$3,740,567	$3,094,779	$9,463,059	$8,502,994
Cost of sales	227,600	451,935	1,168,219	1,337,583
Gross profit	3,512,967	2,642,844	8,294,840	7,165,411
Operating expenses
Selling, general, and administrative	1,204,312	903,589	3,378,950	2,689,632
Research and development	234,685	206,424	750,808	634,281
Total operating expenses	1,438,997	1,110,013	4,129,758	3,323,913

Income from operations	2,073,970	1,532,831	4,165,082	3,841,498

Other income (expense)
Interest income	8,017	9,203	25,000	40,005
Interest expense	–	–	–	–
Miscellanous income	–	4,694	–	35,488
Gain on currency exchange	7,340	(980)	35,477	96,662
Total other income (expense)	15,357	12,917	60,477	172,155
Income from continuing operations before
provision for income taxes	2,089,327	1,545,748	4,225,559	4,013,653
Provision for income taxes	(781,778)	(552,518)	(1,422,991)	(1,371,862)
Net Income	$1,307,549	$993,230	$2,802,568	$2,641,791

Earnings per share
Basic	$0.08	$0.06	$0.17	$0.17
Diluted	$0.08	$0.06	$0.17	$0.16

Weighted-average common shares outstanding
Basic	16,193,976	16,024,467	16,117,198	15,984,819
Diluted	16,455,078	16,335,608	16,361,695	16,307,618

3

SIMULATIONS PLUS, INC.

CONDENSED BALANCE SHEETS

at May 31, 2014 (Unaudited) and August 31, 2013 (Audited)

	(Unaudited)	(Audited)
	May 31,	August 31,
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$7,757,972	$10,179,298
Income tax refund receivable/Prepaid	946,518	301,573
Accounts receivable, net of allowance for doubtful accounts of $0	3,219,743	1,910,615
Contracts receivable	124,270	203,913
Prepaid expenses and other current assets	119,180	192,173
Deferred income taxes	217,655	184,258
Total current assets	12,385,338	12,971,830
Long-term assets
Capitalized computer software development costs,
net of accumulated amortization of $6,385,815 and $5,443,703	3,358,632	2,891,169
Property and equipment, net	103,596	117,987
Intellectual property, net of accumulated amortization of $41,875 and $11,250	6,033,125	63,750
Other assets	18,445	18,445
Total assets	$21,899,136	$16,063,181

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$177,356	$146,011
Accrued payroll and other expenses	349,464	311,209
Accrued bonuses to officer	90,000	60,000
Other Current Liabilities	19,859	19,859
Current portion - Contract payable	750,000	–
Deferred revenue	234,671	89,227
Total current liabilities	1,621,350	626,306

Long-term liabilities
Deferred income taxes	2,529,371	1,146,389
Payments due under Contract payable	1,750,000	–
Other long-term liabilities	33,099	47,993
Total liabilities	5,933,820	1,820,688

Commitments and contingencies

Shareholders' equity
Preferred stock, $0.001 par value
10,000,000 shares authorized
no shares issued and outstanding	–	–
Common stock, $0.001 par value
50,000,000 shares authorized
16,335,804 and 16,030,894 shares issued and outstanding	4,807	4,502
Additional paid-in capital	6,021,432	4,842,794
Retained earnings	9,939,077	9,395,197

Total shareholders' equity	15,965,316	14,242,493

Total liabilities and shareholders' equity	$21,899,136	$16,063,181

4